Exhibit 10.6

BJ SERVICES COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of December 5, 2008)

WITNESSETH:

WHEREAS, BJ SERVICES COMPANY (the “Company”), has heretofore adopted the BJ SERVICES COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “SERP”) for the benefit of certain of its employees;

WHEREAS, since January 1, 2005, the Company has operated and administered the SERP in good faith compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), bifurcating the SERP into two separate component plans, one that is subject to the requirements of section of 409A of the Code (“409A SERP Component”) and one that is not (“Pre-409A SERP Component”); and

WHEREAS, the Company desires to amend and restate the 409A SERP Component, effective December 5, 2008 (the “Effective Date”), with such amended and restated 409A SERP Component being referred to herein as the “Plan”;

NOW, THEREFORE, the SERP is bifurcated effective as of January 1, 2005, with the Pre-409A SERP Component being continued, with no interruption in time, as it was in effect on October 3, 2004 and as the same was subsequently amended effective June 1, 2007; and further, by this instrument, the Plan is hereby amended and restated in its entirety as follows, with no interruption in time, as of the Effective Date:

ARTICLE I

Purpose

1.1 Purpose of Plan. The purpose of the Plan is to advance the interests of the Company, its subsidiaries and affiliates, and its owners by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business. The Employer hopes to accomplish these objectives by helping to provide for the retirement of its key employees selected to participate in the Plan.

1.2 ERISA Status. The Plan is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended, provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

Definitions and Construction

2.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)	Acting as a Group. “Acting as a group” within the meaning of Treasury regulation section 1.409A-3(i)(5)(v)(B), (vi)(D), or (vii)(C), as applicable.

(2)	Actuarial Equivalent. The lump sum amount that is equal in value to a Participant’s Pension determined pursuant to Article IV, based on an interest rate equal to the average Applicable Interest Rate for the longer of (a) the period beginning on the Original Effective Date and ending upon the month preceding the Applicable Date or (b) the five-year period ending on the month preceding the Applicable Date (or some other prevailing interest rate selected by the Committee) and on mortality rate assumptions determined by using the male rates from the 1983 Group Annuity Mortality Table (or some other prevailing mortality table selected by the Committee).

(3)	Affiliate: With respect to a person, any other person with whom the person would be considered a single employer under section 414(b) of the Code (employees of controlled group of corporations) and any other person with whom the person would be considered a single employer under section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control); provided, however, that (a) in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in section 1563(a)(1), (2), and (3) of the Code, and (b) in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury regulation section 1.414(c)-2.

(4)	Applicable Date. The earlier of (a) the date the Participant ceases to participate in the Plan, (b) the date the Participant dies, (c) the date the Participant becomes Disabled, (d) the date of the Participant’s Termination, (e) in the event the Committee, in its sole discretion, determines to pay benefits under the Plan in a lump sum following a Change of Control or a Section 409A Change of Control, the date of such Change of Control or Section 409A Change of Control, or (f) in the event that the Board, in its sole discretion, terminates the Plan for any other reason and accelerates the payment of benefits under the Plan in accordance with any of clauses (a), (c), or (d) of Section 8.2, the date the payment of Plan benefits is made pursuant to such termination of the Plan.

(5)	Applicable Interest Rate. The annual rate of interest on 30-year Treasury securities for any month as published by the Federal Reserve Board.

(6)	As soon as administratively practicable. For purposes of benefit distributions, a date of distribution that is as soon as administratively practicable as determined by the Committee following the date of payment specified under the Plan, but in no event later than the later of (a) the 15th day of the third calendar month following the specified payment date or (b) December 31st of the calendar year in which the specified payment date occurs; provided, however, that for lump sum payments made pursuant to Section 4.8(b), such distribution may be made within the 30-day period preceding the date of the Section 409A Change of Control. In no event will a Participant or his Beneficiary be permitted to designate the taxable year of the payment.

(7)	Base Contribution Benefit. The annual benefit derived by accumulating the Employer Base Contributions (as such term is defined in the Thrift Plan) that would have been made on behalf of a Participant under the Thrift Plan (or any predecessor thereto sponsored or maintained by the Employer or any predecessor or affiliate thereof) without regard to the limitations imposed by the Code at an interest rate for each calendar year equal to the average Applicable Interest Rate for the twelve months preceding such calendar year (or some other prevailing interest rate selected by the Committee), compounded annually to the Applicable Date. A Participant’s Base Contribution Benefit shall be adjusted in the event that the Participant’s Employer Base Contributions under the Thrift Plan are reduced as a result of the limitations imposed by the Code and there is no corresponding contribution under the DCP Plan.

(8)	Beneficiary. The person designated by each Participant, on a form provided by the Employer for this purpose, to receive the Participant’s distribution under Article V in the event of the Participant’s death prior to receiving complete payment of his account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant’s death. In the absence of such an effective designation of a Beneficiary, “Beneficiary” means the Participant’s spouse, or if there is no spouse on the date of the Participant’s death, the Participant’s executor or administrator or heirs at law if there is no administration of the Participant’s estate.

(9)	Board. The Board of Directors of the Company.

(10)

Change of Control. A “Change of Control” shall be deemed to have occurred upon, and shall mean (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock, $.10 par value per share, of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clause (i), (ii) and (iii) of clause (c) of this Section are satisfied; (b) the approval by the Company’s stockholders of the sale or disposition of all or substantially all of the Company’s assets or the dissolution or liquidation of the Company; or (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless immediately following such reorganization, merger or consolidation (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan(s) (or related trust(s) of the Company and/or its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation. The “Incumbent Board” shall mean individuals who, as of the date the Plan is adopted by the Board, constitute the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board.

(11)	Code. The Internal Revenue Code of 1986, as amended.

(12)	Committee. The Compensation Committee of the Board, or such other administrative committee that is appointed by the Board to administer the Plan.

(13)	Company. BJ Services Company, a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(14)	Compensation. The sum of base salary and bonuses received by a Participant during a calendar year.

(15)	DCP Plan. The BJ Services Deferred Compensation Plan, as amended from time to time.

(16)	Disability or Disabled. A Participant is considered Disabled if he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (1) unable to engage in any substantial gainful activity or (2) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(17)	Early Retirement. A Participant’s Termination on or after the later of (i) his fifty-fifth birthday or (ii) the date he becomes vested pursuant to Article V, but prior to eligibility for Normal Retirement.

(18)	Effective Date. The effective date of this restatement of the Plan, which is December 5, 2008.

(19)	Eligible Employee. A highly compensated or management employee of the Company or an Affiliate.

(20)	Employer. The Company, its subsidiaries, and affiliates.

(21)	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(22)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(23)	Highest Average Compensation. The average Compensation received by a Participant during the three consecutive complete calendar years of employment (or, if less, his complete calendar years of employment) within the last ten complete calendar years of employment (or, if less, his complete calendar years of employment) prior to the Applicable Date that yield the highest average Compensation.

(24)	Normal Retirement. A Participant’s Termination on or after the later of (i) his sixtieth birthday or (ii) the date he becomes vested pursuant to Article V.

(25)	Original Effective Date. The Plan origination date of October 1, 2000.

(26)	Participant. An Eligible Employee who has been selected by the Committee as a Participant in the Plan until such Eligible Employee ceases to be a Participant in accordance with Article III of the Plan.

(27)	Pension. With respect to a Participant eligible to receive benefits under the Plan, a series of annual payments for the life of the Participant determined pursuant to Article IV.

(28)	Plan. The BJ Services Company Supplemental Executive Retirement Plan set forth in this document, as the same may be amended from time to time.

(29)	Plan Year. The twelve-consecutive month period commencing January 1 of each year.

(30)	Prior Pension Benefit. The annual benefit, if any, payable to a Participant from or with respect to a defined benefit plan sponsored or maintained at any time by the Employer or any predecessor or affiliate thereof, determined as if payable at Normal Retirement in the form of a Pension.

(31)	Section 409A Change of Control. The occurrence of any one of the following events:

(a) Any one person, or more than one person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group does not cause a Section 409A Change of Control within the meaning of this Section 2.1(31)(a); and provided, further, that an increase in the percentage of stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 2.1(31)(a); and provided, further, that this Section 2.1(31)(a) applies to cause a Section 409A Change of Control only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; and provided, further, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of Section 2.1(31)(b) below, the acquisition of additional stock by the same person or group will not cause a Section 409A Change of Control within the meaning of this Section 2.1(31)(a); or

(b) Either:

(i) Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; provided, however, that if one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not cause a Section 409A Change of Control within the meaning of this Section 2.1(31)(b); and provided, further, that, if any person, or more than one person Acting as a Group is considered to have met the control requirements of this Section 2.1(31)(b), the acquisition of additional stock by the same person or group will not cause a Section 409A Change of Control within the meaning of this Section 2.1(31)(b); or

(ii) A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(c) Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total “gross fair market value” equal to all or substantially all of the total “gross fair market value” of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that there is no Section

409A Change of Control under this Section 2.1(31)(c) where there is a Transfer to a Related Person. For purposes of this Section 2.1(31)(c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.1(31), section 318(a) of the Code applies to determine stock ownership. The definition of Section 409A Change of Control under this Section 2.1(31) is intended to comply with the applicable definitions and requirements of section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5) that correspond to the change of control events described above and shall be interpreted consistently therewith.

(32)	Severance Agreement. An agreement between the Company and a Participant that provides for benefits in the event of certain terminations of employment following a Change of Control.

(33)	Social Security Benefit. Twelve (12) times the projected monthly primary insurance amount under the federal Social Security Act the Participant will be eligible to receive at age 62, calculated under the provisions of the federal Social Security Act as in effect at the time of such calculation and using assumptions and indices approved by the Committee.

(34)	Termination. A Participant’s “separation from service” with the Company and its Affiliates, within the meaning of section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance issued thereunder).

(35)	Thrift Plan. The BJ Services Retirement Thrift Plan, as amended from time to time.

(36)	Transfer to a Related Person. A transfer of assets by the Company where the assets are transferred to a transferee who is, determined immediately after the transfer of assets except where otherwise specified, either:

(a) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(b) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(c) A person, or one or more persons Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(d) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Paragraph (c) of this Section 2.1(36).

(37)	Vested Percentage. The percentage of a Participant’s benefit which, pursuant to the Plan, is nonforfeitable.

(38)	Years of Service. The number of years of a Participant’s employment with the Employer from his last date of hire to the Applicable Date, including any fractional years rounded to the nearest one-hundredth of one year. In addition, the Committee, in its sole discretion, may credit a Participant with Years of Service for service with the Employer prior to his last date of hire. The Committee shall notify the Participant in writing of any such credit for prior service with the Employer.

ARTICLE III

Participation

The Committee, in its sole discretion, shall select and notify in writing those Eligible Employees who shall participate in the Plan. An Eligible Employee who has been selected by the Committee as a Participant shall continue to participate in the Plan until the earlier of (a) the date the Committee notifies the Participant that he is no longer eligible to participate in the Plan or (b) the date of his Termination. A Participant who ceases to participate in the Plan pursuant to clause (a) of the preceding sentence shall be treated as if he had terminated employment with the Employer, but his benefit shall not be payable until after his Termination. An Eligible Employee who is rehired by the Employer following his Termination shall become a Participant only if such Eligible Employee is again selected to participate in the Plan by the Committee.

ARTICLE IV

Benefits

4.1 Provision for Benefits. Benefits under the Plan shall constitute general obligations of the Employer in accordance with the terms of the Plan. No amounts in respect of such benefits shall be set aside or held in trust, and no recipient of any benefit shall have any right to have the benefit paid out of any particular assets of the Employer. (However, the Board may establish a trust(s) out of which the benefits hereunder may be paid, provided that the principal and income of such trust(s) are subject to the claims of the creditors of the Employer in the event of insolvency as provided for under the terms of such trust(s).)

4.2 Normal Retirement Benefit. The benefit in the event of Normal Retirement shall be equal to the Actuarial Equivalent of the Pension, which shall be derived from the following formula: Highest Average Compensation times the lesser of: i) 2% times Years of Service, or ii) 60%, the product of which is multiplied by the Participant’s Vested Percentage, the product of which is then offset in all years by the sum of: i) the Base Contribution Benefit, ii) the Prior Pension Benefit, and iii) the Social Security Benefit. Such Normal Retirement benefit shall be paid in the form provided in Article VI. Payment of the Normal Retirement benefit shall begin as of the date that is six months following the Participant’s Termination (or the date of the Participant’s death, if earlier), and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

4.3 Early Retirement Benefit. The benefit in the event of Early Retirement shall be equal to the Actuarial Equivalent of the Pension, which shall be derived from the following formula: Highest Average Compensation times the lesser of: i) 2% times Years of Service, or ii) 60%, the product of which is multiplied by the Participant’s Vested Percentage, reduced by 5% times the number of years that the Participant’s Early Retirement precedes his eligibility for

Normal Retirement, and then offset in all years by the sum of: i) the Base Contribution Benefit, ii) the Prior Pension Benefit, and iii) the Social Security Benefit. Such Normal Retirement benefit shall be paid in the form provided in Article VI. Payment of the Early Retirement benefit shall begin as of the date that is six months following the Participant’s Termination (or the date of the Participant’s death, if earlier), and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

4.4 Pre-Termination Cessation of Participation Benefit. The benefit in the event a Participant ceases to participate in the Plan prior to his Termination shall be equal to the Actuarial Equivalent of the Pension, calculated as of the date of such cessation using the Participant’s age as of such date, which shall be derived from the following formula: Highest Average Compensation times the lesser of: i) 2% times Years of Service, or ii) 60%, the product of which is multiplied by the Participant’s Vested Percentage, reduced by 5% times the number of years that the cessation of participation precedes his eligibility for Normal Retirement, but no more than 25%, and then offset in all years by the sum of: i) the Base Contribution Benefit, ii) the Prior Pension Benefit, and iii) the Social Security Benefit. The cessation benefit shall be accumulated at an interest rate for each calendar year equal to the average Applicable Interest Rate for the 12 months preceding such calendar year (or some other prevailing interest rate selected by the Committee) until payment of such benefit is made. Notwithstanding the foregoing, no cessation benefit shall be paid pursuant to this Section 4.4 unless the Participant’s Termination occurs on or after his eligibility for Early Retirement. The cessation benefit shall be paid in a lump sum on the date that is six months following the Participant’s Termination (or the date of the Participant’s death, if earlier), and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

4.5 Pre-Termination Death Benefit. In the event the Participant dies prior to his Termination but after eligibility for Early Retirement or Normal Retirement, the benefit payable to his Beneficiary shall be calculated as if the Participant’s Termination was an Early Retirement or Normal Retirement that occurred on the date of his death. In the event the Participant dies prior to his Termination and prior to eligibility for Early Retirement, the benefit payable to his Beneficiary shall be equal to the Actuarial Equivalent of the Pension calculated as of the date the Participant would have become eligible for Early Retirement, which shall be derived from the following formula: Highest Average Compensation times the lesser of: i) 2% times Years of Service, or ii) 60%, the product of which is multiplied by the Participant’s Vested Percentage (which shall be 100%), reduced by 5% times the number of years that the Participant’s death precedes his eligibility for Normal Retirement, but no more than 25%, and then offset in all years by the sum of: i) the Base Contribution Benefit, ii) the Prior Pension Benefit, and iii) the Social Security Benefit, and which shall be discounted at an interest rate equal to the average Applicable Interest Rate for the longer of (a) the period beginning on the Original Effective Date and ending upon the month preceding the Applicable Date or (b) the five-year period ending on the month preceding the Applicable Date (or some other prevailing interest rate selected by the Committee) for the number of years that such Participant’s death precedes the date he would have become eligible for Early Retirement. Such death benefit shall be paid in the form provided in Article VI. Payment of this benefit shall begin on the 90th day following the date of death, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

4.6 Post-Termination Death Benefit. In the event the Participant dies after his Termination but prior to receiving all benefit distributions to which he was entitled, the remaining benefit distributions shall be paid to his Beneficiary in the form provided in Article VI and if paid in a lump sum, shall be equal to the Actuarial Equivalent of the Participant’s remaining benefit. Payment of this benefit shall be paid to the Participant’s Beneficiary on the 90th day following the date of the Participant’s death, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

4.7 Disability Benefit. In the event the Participant becomes Disabled prior to his Termination but after eligibility for Normal Retirement, the benefit payable to him shall be calculated as if the Participant’s Disability was a Normal Retirement that occurred on the date of his Disability. In the event the Participant becomes Disabled prior to eligibility for Normal Retirement, the benefit payable to the Participant shall be equal to the Actuarial Equivalent of the Pension, calculated as of the date the Participant became Disabled but using the Participant’s age and Years of Service as of the date he would have become eligible for Normal Retirement, which shall be derived from the following formula: Highest Average Compensation times the lesser of: i) 2% times Years of Service, or ii) 60%, the product of which is multiplied by the Participant’s Vested Percentage (which shall be 100%), and then offset in all years by the sum of: i) the Base Contribution Benefit, ii) the Prior Pension Benefit, and iii) the Social Security Benefit. Such Disability benefit shall be paid in the form provided in Article VI. Payment of such Disability benefit shall begin as of the 90th day following the date the Participant becomes Disabled, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

4.8 Change of Control Benefit.

(a) In the event of a Termination with respect to which a Participant who has a Severance Agreement with the Company is eligible to receive benefits pursuant to his Severance Agreement, a Participant shall receive a change of control benefit that shall be equal to the benefit payable to the Participant pursuant to Sections 4.2, 4.3, 4.4 or this Section 4.8, as applicable, determined as if the Participant had continued to work for the Company for three (3) years following the date of his Termination, thereby resulting in an additional three (3) Years of Service and an additional three (3) years of age. If such a Participant is not eligible for a benefit pursuant to Sections 4.2, 4.3, or 4.4, the Participant’s change of control benefit shall be equal to the Actuarial Equivalent of the Pension, calculated as of the date the Participant would have become eligible for Early Retirement, which shall be derived from the following formula: Highest Average Compensation times the lesser of: i) 2% times Years of Service (reflecting the three (3) year increase), or ii) 60%, the product of which is multiplied by the Participant’s Vested Percentage (which shall be 100%), reduced by 5% times the number of years that the Termination (reflecting the three (3) year increase) precedes his eligibility for Normal Retirement, but no more than 25%, and then offset in all years by the sum of: i) the Base Contribution Benefit, ii) the Prior Pension Benefit, and iii) the Social Security Benefit, and which shall be discounted at an interest rate equal to the average Applicable Interest Rate for the longer of (a) the period beginning on the Original Effective Date and ending upon the month preceding the Applicable Date or (b) the five-year period ending on the month preceding the Applicable Date (or some other prevailing interest rate selected by the Committee) for the number of years that such Participant’s Termination (reflecting the three (3) year increase)

precedes the date he would have become eligible for Early Retirement. If the Participant’s Termination occurs within the two-year period following a Section 409A Change of Control, the change of control benefit described in this Section 4.8(a) shall be paid to such Participant in a lump sum. In the event that the Participant’s Termination occurs other than within the two-year period following a Section 409A Change of Control, the form of payment for such change of control benefit shall be determined as follows: (A) if the Participant is eligible for a benefit pursuant to Section 4.2, 4.3, 4.5, 4.6, or 4.7, the change of control benefit described in this Section 4.8(a) shall be paid to such Participant in the form prescribed for benefits paid under Section 4.2, 4.3, 4.5, 4.6, or 4.7, as applicable; and (B) if the Participant is not eligible for a benefit pursuant to Section 4.2, 4.3, 4.5, 4.6, or 4.7, the change of control benefit described in this Section 4.8(a) shall be paid to such Participant in a lump sum. Any change of control benefit provided for in this Section 4.8(a) shall be paid to such Participant beginning on the date that is six months following the date of the Participant’s Termination (or the date of the Participant’s death, if earlier), and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date. If necessary, such payment shall be eligible for gross-up in accordance with the provisions of Exhibit A hereto.

(b) Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that it is in the best interest of all Participants to pay change of control benefits to all Participants immediately following the Change of Control or Section 409A Change of Control, but only if the Plan is terminated and all benefits are distributed in a lump sum in accordance with Section 8.2(b) or Section 8.2(c), as applicable. In such event, a Participant’s change of control benefit shall be equal to the benefit payable to the Participant pursuant to Sections 4.2, 4.3, 4.4, or this Section 4.8, as applicable, determined as if the Participant’s Termination had occurred three (3) years after the date of the Change of Control or the Section 409A Change of Control, thereby resulting in an additional three (3) Years of Service and an additional three (3) years of age. Further, with respect to a Participant who has begun receiving benefit distributions pursuant to the Plan, the benefit distributed in accordance with this Section 4.8(b) in the event of a Change of Control or a Section 409A Change of Control shall be equal to the Actuarial Equivalent of the remaining benefit payable to the Participant. If the Committee decides to pay change of control benefits to all Participants pursuant to this Section 4.8(b), such change of control benefits shall be paid to the Participants in a lump sum within the period prescribed by Section 8.2(b) or Section 8.2(c), as applicable.

4.9 Non-Competition Agreement: Forfeiture of Benefits. In consideration for the acceptance of benefits under this Plan, the Participant agrees that he or she will not engage in or work for a business that competes with the Company or any of its subsidiaries, for a period which is the longer of (i) five (5) years after the Participant’s employment with the Company is terminated or (ii) the period during which the Participant is receiving payments under the Plan. This prohibition shall not apply if the Participant is eligible to receive benefits under his Severance Agreement with respect to such Termination. Notwithstanding any other provisions of this Plan, a Participant’s benefits under the Plan shall be forfeited if the Participant terminates his employment and during the period which is the longer of (i) five (5) years thereafter or (ii) the period during which the Participant is receiving payments under the Plan, the Participant engages in or is employed by a business that competes with the Company or any of its subsidiaries; provided, however, that no such forfeiture shall occur if, with respect to such Termination, the Participant is eligible to receive benefits under his Severance Agreement. It is a condition to receipt of benefits under the Plan that the Participant execute the acknowledgement of non-competition agreement attached to this Plan as Exhibit B.

ARTICLE V

Vesting

With respect to an Eligible Employee who becomes a Participant prior to January 1, 2007, the Participant’s Vested Percentage shall be 0% prior to the later of (i) his fifty-fifth birthday or (ii) the date he completes five full Years of Service, and 100% on or after such date; provided, however, that in the event of the Participant’s death or Disability or a Change of Control or Section 409A Change of Control, the Participant’s Vested Percentage shall be 100%.

With respect to an Eligible Employee who becomes a Participant after December 31, 2006, such Participant’s Vested Percentage shall be 0% prior to the later of (i) his fifty-fifth birthday or (ii) the date he completes five full years of participation in the Plan, and 100% on or after such date; provided, however, that in the event of the Participant’s death or Disability or a Change of Control or Section 409A Change of Control, the Participant’s Vested Percentage shall be 100%.

ARTICLE VI

Payment of Benefits

6.1 Payment of Benefits. Subject to rules established by the Committee, the Participant may elect to receive the benefit to which he is entitled under the Plan as follows: (i) for benefits provided under Section 4.2, 4.3, or 4.7 of the Plan, in equal annual installments for a period of from five (5) to thirty (30) years; and (ii) for benefits provided under Sections 4.5 and 4.6 of the Plan, in equal annual installments for a period of from five (5) to thirty (30) years or in a single lump sum payment. If no effective election is made, then payment of the benefit shall be made in ten (10) equal annual installments, or in the case of death, in a lump sum. Benefits provided under Section 4.4 and Section 4.8 shall be made in accordance with the provisions of Section 4.4 and Section 4.8, as applicable. Any installment payments shall be calculated by applying the average Applicable Interest Rate for the longer of (a) the period beginning on the Original Effective Date and ending upon the month preceding the Applicable Date or (b) the five-year period ending on the month preceding the Applicable Date (or some other prevailing interest rate selected by the Committee) to the Actuarial Equivalent of the Participant’s benefit as determined under the appropriate section of Article IV herein so that the present value of the installments shall be equal to such Actuarial Equivalent.

6.2 Benefit Distribution Elections. Subject to rules established by the Committee, a Participant may file a benefit distribution election directing how his benefit shall be paid in accordance with the provisions of Article IV and Section 6.1 and, to the extent permitted by section 409A of the Code, may designate a different form of payment to apply upon the occurrence of each of the following events: (1) the Participant’s Termination after eligibility for Early Retirement; (2) the Participant’s death; or (3) the Participant becoming Disabled. Such benefit distribution election must be made on a form supplied by the Employer for that purpose.

(a) Initial Benefit Distribution Election. A Participant’s initial benefit distribution election must be filed on or before the later of the following: (i) prior to the time of enrollment in the Plan, or (ii) December 31, 2008 and prior to the date that payment of his benefits is scheduled to begin. In the event the Participant files more than one benefit distribution election prior to the close of the election period described in the preceding sentence, the last effective benefit distribution election shall control. After the last date of the applicable election period, the controlling election made prior to the close of the period shall be irrevocable, except as otherwise provided in Section 6.2(b). Notwithstanding the foregoing, a Participant’s form-of-payment election under clause (ii) of this Section 6.2(a) may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. If a Participant’s benefit is scheduled to commence prior to January 1, 2009, the Participant’s benefit shall be paid in accordance with the Participant’s effective election filed prior to January 1, 2008 (or in the absence of such an election, in accordance with the Plan’s default payment elections in Article VI) and in compliance with section 409A of the Code (and applicable administrative guidance issued thereunder).

(b) Subsequent Benefit Distribution Election. On or after January 1, 2009, any Participant may revise his initial benefit election; provided, however, that:

(i) Such subsequent election shall not be effective until the date that is twelve months after the date of such election; and

(ii) Except in the case of an election related to payment on account of a Participant’s death or Disability, payment of any amount of the Participant’s benefit with respect to which such subsequent election is made will be deferred for a period of five years from the date such payment would otherwise have been made, in accordance with Treasury regulation section 1.409A-2(b); provided, however, that any such payment so deferred shall be accumulated at an interest rate for each calendar year equal to the Applicable Interest Rate for the 12 months preceding such calendar year (or some other prevailing interest rate selected by the Committee) from the date the payment was originally scheduled to be paid to the actual date of payment.

6.3 Reemployment of Participants. If a Participant who was to receive or had begun to receive payment of his benefit under the Plan is reemployed by the Employer on a full-time basis, the payment of his benefit shall continue to be paid in accordance with the terms of the Plan with no modification. If the Participant is selected to participate in the Plan pursuant to Article III during such period of reemployment, an additional benefit will be computed for such Participant pursuant to the applicable provisions of the Plan to include service completed only during the Participant’s period of reemployment.

ARTICLE VII

Committee

7.1 Authority. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt and revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or appropriate for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any agreement or document related to this Plan in the manner and to the extent the Committee deems necessary or appropriate to carry this Plan into effect. The Committee’s interpretation of the Plan, and all decisions and determinations by the Committee with respect to the Plan, shall be final and binding on all parties.

7.2 Delegation of Authority. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

7.3 Procedures. The Committee may establish procedures to conduct its operations and to carry out its rights and duties under the Plan.

7.4 Compensation and Expenses. The members of the Committee shall serve without compensation for their services, but all expenses of the Committee and all other expense incurred in administering the Plan shall be paid by the Company.

7.5 Indemnification.

(a) The Company shall indemnify the members of the Committee and/or any of their delegates against the reasonable expenses, including attorneys’ fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan (including any action or failure to act constituting negligence) and against all amounts paid by them in settlement thereof and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member is liable for gross negligence, fraud, deliberate dishonesty or willful misconduct in the performance of his duties.

(b) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 7.5, such person (the “Indemnified Party”) shall promptly notify the Company in writing. No indemnification provided for in Section 7.5(a) shall be available to any party who shall fail to give notice as provided in this Section 7.5(b) if the Company was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the Company from any liability which it may have to the Indemnified Party for contribution or otherwise than on account of the provisions of Section 7.5(a). In case any such proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Company shall pay as incurred the fees and expenses of the counsel retained by the Indemnified Party in the event (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the

Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such Indemnified Parties. Such firm shall be designated in writing by the Company. The Company shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE VIII

Amendment and Termination

8.1 Amendment. The Company retains the power to amend the Plan at any time by action of the Board. Further, the Committee, in its sole discretion, may amend the Plan at any time. No such amendment, however, shall (a) accelerate the time and form of payment under the Plan, except as permitted by Treasury regulation section 1.409A-3(j)(ix)(A), or (b) adversely affect any Participant or Beneficiary with respect to his right to receive a benefit in accordance with Article IV, determined as of the later of the date that the Plan amendment is adopted or the date such Plan amendment is effective, unless the affected Participant or Beneficiary consents to such amendment. Notwithstanding the foregoing, if the Board or the Committee determines that the terms of the Plan do not, in whole or in part, satisfy the requirements of section 409A of the Code, then the Board or the Committee may, in its sole discretion, amend the Plan (without obtaining the consent of any Participant or Beneficiary) in such manner as the Board or the Committee deems appropriate to comply with section 409A of the Code and any regulations or guidance issued thereunder. Finally, the Company shall not enter into a transaction with another party that would constitute a Change of Control or Section 409A Change of Control without securing the agreement of the other party to assume the Plan following the consummation of such transaction.

8.2 Termination. The Company retains the power to terminate the Plan at any time by action of the Board. No such termination, however, shall accelerate the time and form of any payment made under this Plan, except under the following conditions:

(a) The Board may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the remaining unpaid benefits under the Plan are included in the Participants’ respective gross incomes in the later of:

(i) the calendar year in which the Plan termination and liquidation occurs;

(ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Plan in connection with the occurrence of a Section 409A Change of Control provided that the following requirements are satisfied:

(i) The Board takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such Section 409A Change of Control;

(ii) The benefits of each Participant under the Plan and all other plans and other arrangements that are treated as a single plan with this Plan under Treasury regulation sections 1.409A-1(c)(2) and 1.409A-3(j)(4)(ix)(B) (collectively, the “Other Arrangements”) are distributed within 12 months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements is irrevocably taken; and

(iii) All Other Arrangements are terminated and liquidated with respect to each Participant who experienced such Section 409A Change of Control event. For purposes of any Section 409A Change of Control that results from an asset purchase transaction, the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(c) The Board may terminate and liquidate the Plan for any other reason, provided that:

(i) The termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under section 409A of the Code;

(ii) Such “service recipient” terminates and liquidates all plans, agreements, methods, programs, and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs, and other arrangements under Treasury regulation sections 1.409A-1(c) and 1.409A-3(j)(4)(ix)(C)(2);

(iii) No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(iv) All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v) The Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury regulation sections 1.409A-1(c) and 1.409A-3(j)(4)(ix)(C)(5), at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(d) The Board may terminate and liquidate the Plan upon such other events and conditions as the Commissioner of the Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise provided in Section 4.8(b), in the event that the Plan is terminated pursuant to any of the conditions provided for in clauses (a)-(d) of this Section 8.2, each Participant’s remaining unpaid benefit will be paid to such Participant (or Beneficiary, if applicable) in the form of a single lump sum payment that is the Actuarial Equivalent of the remaining benefit payable to the Participant (or Beneficiary, if applicable), in full satisfaction of all of such Participant’s benefits hereunder.

ARTICLE IX

Miscellaneous

9.1 Plan Does Not Affect the Rights of Employee. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Employer, to interfere with the rights of the Employer to discharge any Participant at any time or to interfere with a Participant’s right to terminate his employment at any time.

9.2 Nonalienation and Nonassignment. Except for debts owed the Employer by a Participant or Beneficiary, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.

9.3 Tax Withholding. The Employer shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments. In addition, the Employer shall have the right to deduct from any Participant’s base salary any applicable employment taxes or other required withholdings with respect to a Participant.

9.4 Setoffs. As a condition to the receipt of any benefits hereunder, the Committee, in its sole discretion, may require a Participant or Beneficiary to first execute a written authorization, in the form established by the Committee, authorizing the Employer to offset from the benefits otherwise due hereunder any and all amounts, debts, or other obligations, of any kind or nature, owed to the Employer by the Participant. Where such written authorization has been so executed by a Participant, benefits hereunder shall be reduced accordingly. The Committee shall have full discretion to determine the application of such offset and the manner in which such offset will reduce benefits under the Plan; provided, however, that such offset shall be limited as follows:

(a) The amount, debt, or other obligation owed to the Employer by the Participant giving rise to the offset must have been incurred in the ordinary course of the service relationship;

(b) The entire amount of offset in any taxable year of the Participant cannot exceed $5,000; and

(c) The offset must be made at the same time and in the same amount as such debt otherwise would have been due and collected from the Participant.

9.5 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

9.6 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

9.7 Applicable Law. Except to the extent preempted by federal law, the terms and provisions of the Plan shall be construed in accordance with the laws of the State of Texas.

9.8 Successors. The Plan shall be binding upon the Employer and its successors and assigns, in accordance with its terms.

9.9 Claims Procedures. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as part of the Plan.

IN WITNESS WHEREOF, BJ Services Company has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

BJ SERVICES COMPANY

By:	/s/ J. W. Stewart
J. W. Stewart, President and CEO

Exhibit A

(a) Anything in the Plan to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any other person to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise, but determined without regard to any additional payments required under this Exhibit A) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay, in accordance with paragraph (b), an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or other taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent public accounting firm with a national reputation that is selected by the Participant (the “Accounting Firm”) which shall provide detailed preliminary calculations both to the Company and to the Participant within 15 business days after the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Participant and shall provide the actual amount of the Gross-Up Payment each year. In the event that the Accounting firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the Section 409A Change of Control of the Company, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. (The Company shall indemnify and hold harmless the Participant, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed on the Participant as a result of such payment of fees and expenses.) Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company on behalf of the Participant to the applicable tax authorities prior to the time any such payments are due to be paid to the Internal Revenue Service. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Participant provided, however, that such determination may be changed to reflect the outcome of a dispute under paragraph (c). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent, with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph (c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim (including any threatened tax lien related to or based upon any such claim) by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due or such tax lien would be imposed). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim (or threatened lien), the Participant shall:

(1) give the Company any information reasonably requested by the Company relating to such claim (or threatened lien);

(2) take such action in connection with contesting such claim (or threatened lien) as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(3) cooperate with the Company in good faith in order effectively to contest such claim (or threatened lien); and

(4) permit the Company to participate in any proceedings relating to such claim (or threatened lien);

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine (but in no event shall the Company permit or direct the Participant to allow a tax lien to be imposed on the Participant’s property); provided, further, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. In addition, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph (c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph (c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any provision in the Plan, this Exhibit A, or any other plan or agreement to the contrary notwithstanding, if the Company is required to pay a Gross-Up Payment pursuant to the provisions of this Exhibit A and pursuant to the provisions of another plan or agreement, then the Company shall pay the greater of the amount determined pursuant to this Exhibit A or the amount determined pursuant to the provisions of such other plan or agreement, but in no event shall the Company pay amounts pursuant to both provisions.

(f) Notwithstanding anything to the contrary provided in this Exhibit A, in no event shall any Gross-Up Payment (including any advance described in Section (c) hereof or any Underpayment) be made prior to the date that is six months following the date of the Participant’s Termination or later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes.

Exhibit B

Acknowledgement of Non-Compete Agreement

The undersigned Participant acknowledges that it is a condition of receipt of benefits under the BJ Services Company Supplemental Executive Retirement Plan that the Participant agrees as follows. The Participant agrees that he or she will not engage in or work for a business that competes with BJ Services Company or any of its subsidiaries for a period that is the longer of (i) five (5) years after the Participant’s employment with the Company is terminated or (ii) the period during which the Participant is receiving payments under the Plan. This prohibition shall not apply if the Participant is eligible to receive benefits under his or her Severance Agreement with respect to such Termination.

[Name of Participant]

[Date]